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                                                                      Exhibit 18

                 SALOMON BROTHERS INSTITUTIONAL SERIES FUNDS INC
                 FORM OF MULTICLASS PLAN PURSUANT TO RULE 18F-3
                    UNDER THE INVESTMENT COMPANY ACT OF 1940


                                 1. Background

    This plan (the "Plan") pertains to the issuance by Salomon Brothers High Yield Bond Fund Inc (the "Fund"), an investment portfolio of Salomon Brothers
     Institutional Series Funds Inc (the "Company"), of multiple classes of capital stock and is being adopted by the Company pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"). REFERENCE SHOULD BE MADE TO THE COMPANY'S PROSPECTUS FOR FURTHER INFORMATION
                  ABOUT THE COMPANY'S MULTIPLE CLASS STRUCTURE.

                            2. Creation of Classes.

          The Company's Articles of Incorporation authorize the Fund to issue multiple series of capital stock. Pursuant to action taken by the Board of
     Directors of the Company at its November 18, 1998 meeting, the Company authorized the establishment of an additional class of shares for the Fund, Class T shares. On ____________________, 1999, the authorized shares of the
     Fund, whether issued or unissued, were redesignated as Class I shares.
      Immediately following this redesignation, _______________ shares were reclassified as Class T shares.

                               3. Purchase Limits

  Neither Class T shares nor Class I shares are subject to any purchase limits.

                                4. Sales Charges

   Neither Class T shares nor Class I shares are subject to any sales charges.

                        5. Distribution and Service Fees

          According to a plan adopted pursuant to Rule 12b-1 under the 1940 Act ("Rule 12b-1"), Class T shares are subject to a service fee. Class T shares are not subject to a distribution fee.

        Class I shares are not subject to distribution or service fees.

                      6. Exchange and Conversion Features

   Shares of each class of the Fund are exchangeable for shares of investment portfolios of the Company or other investment companies pursuant to terms adopted from time to time by the Board of Directors and set forth in the
                        Company's registration statement.







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                           7. Allocation of Expenses

          Expenses of each class of the Fund are borne on the basis of relative net assets. The fees identified as "class expenses" (see below) are to be allocated to each class based on actual expenses incurred, to the extent that such expenses can properly be so allocated. To the extent that such expenses cannot be properly allocated, such expenses are to be borne by the classes on the basis of relative net assets.

                       The following are "class expenses":

      (i) transfer agent fees as identified by the transfer agent as being attributable to a specific class;

           (ii) printing and postage expenses related to preparing and distributing to the shareholders of a specific class materials such as shareholder reports, prospectuses and proxies;

              (iii) Blue Sky registration fees incurred by a class;

                 (iv) SEC registration fees incurred by a class;

      (v) litigation or other legal expenses relating solely to one class;

              (vi) professional fees relating solely to such class;

    (vii) directors' fees, including independent counsel fees, incurred as a result of issues relating to one class; and

     (viii) shareholder meeting expenses for meetings of a particular class.

                                8. Voting Rights

    All shares of the Fund have equal voting rights and will be voted in the aggregate, and not by class, except where voting by class is required by law or where the matter involved affects only one class.

                                 9. Amendments

  No material amendment to this Plan may be made unless it is first approved by a majority of both (a) the full Board of Directors of the Company and (b) those
        Directors who are not interested persons of the Company, as that term is defined in the 1940 Act.


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